Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-174957 and 333-57421) pertaining to the Fidelity Southern Corporation Tax Deferred 401(k) Savings Plan of our report dated June 24, 2015, with respect to the financial statements and schedule of the Fidelity Southern Corporation Tax Deferred 401(k) Savings Plan included in this Annual Report (Form 11-K/A) for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Atlanta, Georgia
June 24, 2015